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                                                                    Exhibit 99.1

                                 PRESS RELEASE

TKT ANNOUNCES COMPLETION OF $109 MILLION PUBLIC OFFERING OF COMMON STOCK

CAMBRIDGE, Mass., Dec. 12 /PRNewswire/ -- Transkaryotic Therapies, Inc. (Nasdaq:
TKTX - news) today announced the public offering of 2,800,000 shares of its common stock at a purchase price of $39.00 per share. All of the shares were offered by TKT. The underwriters have an option to purchase up to 420,000 additional shares of common stock to cover overallotments. The Company intends to use the net proceeds from the sale of the common stock for general corporate purposes, including expanding its manufacturing capabilities, expanding clinical trials, funding preclinical testing and other research and development programs, and building its sales and marketing capabilities for TKT's Niche Protein(R) products.

The joint bookrunning managers for the offering were SG Cowen Securities Corporation and Deutsche Banc Alex. Brown. Co-managers of this offering were Pacific Growth Equities, Inc. and Leerink Swann & Company. Copies of the prospectus relating to this offering of common stock may be obtained from SG Cowen Securities Corporation through ADP by calling (631) 254-7106 or by fax at
(631) 254-7140; Deutsche Banc Alex. Brown, Prospectus Department, One South Street, Baltimore, MD 21202, (410) 895-2070, or from the offices of any of the managing underwriters listed above.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. About TKT

Transkaryotic Therapies, Inc. (TKT) is a biopharmaceutical company dedicated to the development and commercialization of products based on its three proprietary development platforms: Niche Protein(R) products, Gene- Activated(R) proteins, and gene therapy. The Company's Niche Protein product platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes. TKT's gene activation technology is a proprietary approach to the large-scale production of therapeutic proteins, which does not require the cloning of genes and their subsequent insertion into non-human cell lines. The Company's gene therapy technology, known as Transkaryotic Therapy(TM), is focused on the commercialization of non-viral, ex vivo gene therapy products for the long-term treatment of chronic protein deficiency states.

Gene-Activated(R), Niche Protein(R), and TKT(R) are registered trademarks and Transkaryotic Therapy(TM) is a trademark of Transkaryotic Therapies, Inc.

Please visit our web site at www.tktx.com for additional information about Transkaryotic Therapies, Inc.

     CONTACT:
     Justine E. Koenigsberg
     Director, Corporate Communications
     (617) 349-0271

SOURCE: TRANSKARYOTIC THERAPIES, INC.